Exhibit 99.1

CROSS REFERENCE SHEET

Location in 2013 British Columbia Financial and Economic Review (the “Review” (1)) included as
Information Relating to Provincial Debt	Exhibit 99.4, or in other Exhibit to Annual Report

PROVINCE OF BRITISH COLUMBIA
General Description of the Province	Page 111-112
Constitutional Framework	Page 112

THE ECONOMY
Recent Economic Developments	Pages 3-14, 17-31
Economic Structure and Primary Industries	Pages 3-14, 66-69
Capital Investment	Pages 26-32,68
Foreign Trade	Pages 5-6, 69-70
Labour Market and Employment	Pages 8, 67

PROVINCIAL REVENUE AND EXPENDITURE
Financial Administration and Reporting	Pages 15-41
Special Funds (2)
Summary Statements of Consolidated Revenue Fund
Revenue and Expenditure	Pages 22-23, 78, 82-85, 91-92
Unaudited Financial Results	Pages 17-32, 41
Major Sources of Revenue	Pages 18-22, 82-83
Expense by Function	Pages 24-26, 84-85

GOVERNMENT CORPORATIONS
Government Corporation Debt	Pages 33-34, 89-92; Exhibit 99.3

DEBT OF THE PROVINCE
Direct and Guaranteed Debt	Pages 32-34, 89-92; Exhibit 99.3
Financing Requirements	Exhibit 99.3
Sinking Fund Management	Exhibit 99.3

CONSOLIDATED FUNDED DEBT OF THE PUBLIC SECTOR	Exhibit 99.3

CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES	Exhibit 99.3

DETAILED FINANCIAL STATEMENTS OF THE PROVINCE
Statement of Consolidated Revenue Fund Revenue by Source	Pages 82, 83
Statement of Consolidated Revenue Fund Expense by Function	Pages 84, 85
Statement of Direct Funded and Unfunded Debt	Exhibit 99.3
Statement of Guaranteed Funded Debt	Exhibit 99.3
Statement of Non-Guaranteed Debt	Exhibit 99.3
Pension Funds	Pages 38-39

(1) Page numbers indicate the location of information in the Review.

(2) At this time there are no Special Funds.